                                                                   EXHIBIT 4.5


                                NOTARIAL DEED



                        SALE AND ASSIGNMENT AGREEMENT
                                (VINTRON GMBH)





Negotiated at Basel/Switzerland this 19th (nineteenth) and 20th (twentieth) day of May 2000 (two thousand).


Before me, the undersigned Notary Public



                                STEPHAN CUENI


at Basel/Switzerland appeared today:


1. Dr. Kerstin Schweizer, born September 17, 1970, attorney-at-law, German citizen, with business address at D-60311 Frankfurt/Main, Bethmannstrasse 50-54, and private domicile at D-61440 Oberursel, Alt Konigstrasse 80, identified by his German Personalausweis, according to her declarations acting not in her own name, but in the name and on behalf of


      Vinnolit GmbH & Co. KG, a German limited partnership with head office at D-85737 Ismaning, Carl-Zeiss-Ring 25, to be registered with the Commercial Register at the Local Court of Munchen under Section A, presenting a written power of attorney dated May 17, 2000, a true copy of which is attached,


                                        - hereinafter referred to as "Buyer" -



2. Dr. Ralf Christner, born January 7, 1965, attorney-at-law, German citizen, with private domicile at D-60318 Frankfurt am Main, Wielandstr. 61, identified by his German Personalausweis, according to his declarations acting not in his own name, but in the name and on behalf of


      Celanese Chemicals Europe GmbH, a German limited liability company with head office at D-60439 Frankfurt am Main, Lurgiallee 14, registered with the Commercial Register at the Local Court of Frankfurt am Main under No. HRB 42088, presenting a written power of attorney dated May 10, 2000, and an extract from the Commercial Register dated March 8, 2000, true copies of which are attached,


                                       - hereinafter referred to as "Seller" -






The acting notary asked the persons appeared prior to the notarization whether he or any of his partners acts or acted in the matter to be recorded for any of the parties of this deed outside his or, as the case may be, their notarial function (Section 3 para. 1 No. 7 German Recording Act (Beurkundungsgesetz)). The answer was negative.


The persons appeared requested this Deed including its Schedules to be recorded in the English language. The acting Notary Public who is in sufficient command of the English language ascertained that the persons appeared are also in command of the English language. After having been instructed by the acting Notary, the persons appeared waived the right to obtain the assistance of a sworn interpreter and to obtain a certified translation of this Deed including the Schedules hereto.


The persons appeared asked for the Notarization of the following:



                        SALE AND ASSIGNMENT AGREEMENT


                             entered into between


                       Celanese Chemicals Europe GmbH,
                     with its seat in Frankfurt am Main,


                                     (hereinafter referred to as the "SELLER")


                                     and

                            Vinnolit GmbH & Co. KG
                          with its seat in Ismaning,


                                      (hereinafter referred to as the "BUYER")


              (the Seller and the Buyer hereinafter also referred to singly as the "PARTY" and collectively as the "PARTIES")




TABLE OF CONTENTS                                                                   PAGE
   PREAMBLE............................................................................4
   SECTION 1 DEFINITIONS...............................................................5
   SECTION 2 SALE AND TRANSFER; EFFECTIVE DATE AND CLOSING DATE........................8
   SECTION 3 CLOSING CONDITIONS.......................................................10
   SECTION 4 INFRASERV AND OTHER CONTRACTS CONNECTED TO CELANESE......................12
   SECTION 5 CONSIDERATION............................................................14
   SECTION 6 ANNUAL ACCOUNTS..........................................................15
   SECTION 7 REPRESENTATIONS AND WARRANTIES OF THE SELLER.............................17
   SECTION 8 REPRESENTATIONS AND WARRANTIES OF THE BUYER..............................24
   SECTION 9 REMEDIES.................................................................25
   SECTION 10 INDEMNIFICATION.........................................................28
   SECTION 11 LIMITATION OF LIABILITIES...............................................36
   SECTION 12 SURVIVAL OF CLAIMS AND REMEDIES.........................................37
   SECTION 13.........................................................................38
   SECTION 14 COVENANT NOT TO COMPETE.................................................38
   SECTION 15 FURTHER COVENANTS OF THE BUYER..........................................38
   SECTION 16 CARTEL CLEARANCE, OTHER COVENANTS OF THE PARTIES........................39
   SECTION 17 GENERAL PROVISIONS......................................................39

                                                                             4
                                   PREAMBLE


WHEREAS, the Seller is a fully owned subsidiary of Celanese AG ("CELANESE");


WHEREAS, the Seller holds all shares in Vintron GmbH ("VINTRON"), a company engaged in the chlorine chemicals business at the facilities in Knapsack relating to the research, development, production, packaging, marketing and sale of


      -     Chlorine


      -     Caustic Soda


      -     Hydrogen


      -     Ethylendichlorid (EDC)


      -     Vinylchlorid (VCM)


      -     Hydrochloric Acid,


such business, to the extent currently conducted, being referred to as the "BUSINESS";


WHEREAS, Vintron is a company with limited liability, registered with the commercial register of the local court Bruehl under HRB no. 2740. In the course of a capital increase in kind (Sachkapitalerhoehung) from a nominal share capital of DM 50,000 to DM 60,000, the Seller has contributed into Vintron its chlorine chemicals business at Knapsack, including a share in InfraServ. The capital increase has been registered in the commercial register as of 20 October 1999.


WHEREAS, the Seller holds the following shares in Vintron:


      a)    one share in the nominal amount of DM 50,000;


      b)    one share in the nominal amount of DM 10,000.


The shares referred to under a) and b) above are hereinafter collectively referred to as the "SHARES".


WHEREAS, all production activities related to the chlorine chemicals business as described in the second paragraph of this Preamble are located at the facilities at Chemiepark Knapsack and the Rhine Harbour Godorf.


WHEREAS, the Seller intends to sell its shares in Vintron and, thus, to divest the Business;

WHEREAS, the Buyer, a limited partnership which has been duly established under the laws of Germany and reported for registration in the commercial register on 18 May 2000, but has not yet been registered, duly represented by its general partner CM 00 Vermoegensverwaltung 058 GmbH, registered in the commercial register of the local court in Munich under HRB 130662 (hereinafter referred to as CM 058 GmbH), desires to acquire the Seller's shares in Vintron;


WHEREAS, the Buyer, at the date hereof, has further entered into an agreement regarding the acquisition of all the shares in Vinnolit Monomer GmbH & Co KG and in Vinnolit Monomer Geschaeftsfuehrungs GmbH from Vinnolit Kunststoff GmbH, a joint venture of Wacker Chemie GmbH ("WACKER") and Celanese (through its wholly owned subsidiary Diogenes Dreizehnte Vermoegensverwaltungs GmbH, to be renamed Celanese Holding GmbH), in a separate transaction (the "VINNOLIT TRANSACTION") which shall be consummated simultaneously;


WHEREAS, the Parties agree that the terms of the Agreement and its Schedules shall comprehensively and conclusively constitute the entire agreement of the parties in respect of the transactions contemplated by the Agreement.


NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, it is hereby agreed as follows:


                                  SECTION 1
                                 DEFINITIONS


For the purpose of the Agreement the terms below shall have the following meanings:


"ADDITIONAL PAYMENT I"                          The Payment to be made by the
                                                Seller into the equity of
                                                Vintron pursuant to Section
                                                2.4 b).

"ADDITIONAL PAYMENT II"                         The payment to be made by the
                                                Seller into the equity of
                                                Vintron pursuant to Section
                                                2.4 c).

                                                                             6

"AGREED ACCOUNTING PRINCIPLES"                  The accounting principles
                                                applicable for the Annual
                                                Accounts as agreed between the
                                                Parties and set forth in
                                                Schedule 6.2 in order to
                                                determine the EBITDA for the
                                                time periods ending on 31
                                                December 2000 and 31 December
                                                2001 as referred to in Section
                                                6.2.

"AGREEMENT"                                     This Sale and Assignment
                                                Agreement together
                                                with all Schedules hereto.

"ANNUAL ACCOUNTS"                               The annual accounts of Vintron
                                                for the business years ending
                                                on 31 December 2000 and 31
                                                December 2001 to be prepared
                                                and audited pursuant to
                                                Section 6.2 (a) hereto.

"AUDITED ANNUAL ACCOUNTS"                       The Annual Accounts as audited
                                                pursuant to Section 6.2 (b)
                                                hereto.

"BUSINESS"                                      The business activities of
                                                Vintron as defined in the
                                                second paragraph of the
                                                preamble to the extent
                                                currently conducted.

"BUYER'S AFFILIATES"                            Enterprises affiliated with
                                                the Buyer within the meaning
                                                of Section 15 German Stock
                                                Corporation Code
                                                ["Aktiengesetz"].

"CLOSING"                                       The consummation of the
                                                transactions contemplated in
                                                the Agreement.

"CLOSING DATE"                                  The date on which the Closing
                                                occurs, as defined in Section
                                                2.4.

"EBITDA"                                     The financial figure with all
                                             depreciation and amortisation
                                             added back to the operating
                                             profit = earnings from
                                             operations
                                             ["Betriebsergebnis"] according
                                             to German GAAP consistently
                                             applied and based on the
                                             principles of balance sheet
                                             continuity and continuity of
                                             valuation in accordance with
                                             the Agreed Accounting
                                             Principles. For the avoidance
                                             of doubt, it is assumed that
                                             no management cost for the
                                             acquisition of Vintron or
                                             administration of the funds
                                             will be charged and that no
                                             business will be transferred
                                             to other entities and that
                                             business will be run with
                                             continuity of arm's length
                                             principles. For the avoidance
                                             of doubt, it is clarified that
                                             the EBITDA is calculated
                                             excluding any interest or tax.

"EFFECTIVE DATE"                             1 January 2000, 00.00 h.

"FINAL ANNUAL ACCOUNTS"                      The finally binding Audited
                                             Annual Accounts as defined in
                                             Section 6.2 (c).

"FINANCIAL STATEMENTS"                       The financial statements as
                                             defined in Section 6.1.

"GAAP"                                       German generally accepted
                                             accounting principles
                                             ["Grundsaetze ordnungsgemaesser
                                             Buchfuehrung- und Bilanzierung"].

"INFRASERV"                                  InfraServ GmbH & Co. Knapsack
                                             KG having its registered seat
                                             in Bruehl and registered in the
                                             Commercial Register at the
                                             Local Court (Amtsgericht)
                                             Bruehl under HRA 0995, an
                                             entity in which Vintron holds
                                             a minority interest as further
                                             defined in Section 4.1 hereof.

"REAL PROPERTIES"                               The essential land and
                                                premises leased ["gemietet
                                                oder gepachtet"] by Vintron or
                                                in respect of which Vintron
                                                has hereditary building rights
                                                ["Erbbaurechte"] as defined in
                                                Section 7.17.

"SELLER'S AFFILIATES"                           Enterprises affiliated with
                                                the Seller within the meaning
                                                of Section 15 of the German
                                                Stock Corporation Code
                                                ["Aktiengesetz"]

"SHARES"                                        The shares in Vintron held by
                                                the Seller as described in the
                                                fourth paragraph of the
                                                preamble.

"VESTOLIT"                                      Vestolit GmbH & Co. KG with
                                                its seat in Marl.

"VINNOLIT TRANSACTION"                          The Acquisition of all the
                                                shares in Vinnolit Monomer
                                                GmbH & Co. KG and Vinnolit
                                                Monomer Geschaeftsfuehrungs GmbH
                                                from Vinnolit Kunststoff GmbH
                                                by the Buyer in a separate
                                                transaction as described in
                                                the eighth paragraph of the
                                                preamble.

"VINTRON"                                       Vintron GmbH, a company with
                                                limited liability, registered
                                                with the commercial register
                                                of the local court of Bruehl
                                                under HRB 2740.


                                  SECTION 2
              SALE AND TRANSFER; EFFECTIVE DATE AND CLOSING DATE


2.1 The Seller hereby sells the Shares to the Buyer. The Buyer hereby accepts the sale. The sale shall have economic effect as of the Effective Date (as defined in Section 2.3).


2.2 The Seller hereby transfers the Shares to the Buyer. Buyer hereby accepts such transfer. The transfer shall take effect from the Closing Date (as defined in Section

      2.4). Prior to the Closing Date, Vintron shall execute an indemnification letter in which Vintron undertakes vis-a-vis the Seller to be fully responsible for all liabilities caused by the conduct of the business operation of Vintron after the Closing Date and to indemnify Seller and hold the Seller harmless, from all such liabilities.


2.3   Throughout this Agreement, "EFFECTIVE DATE" shall be 1 January 2000,
      00.00 h.


2.4. Throughout this Agreement, "Closing Date" take place at the offices of Hengeler Mueller Weitzel Wirtz, Frankfurt am Main, or at such other place as Seller and Buyer mutually agree, as soon as practicable, and, unless otherwise agreed or waived by the Seller and the Buyer, under no circumstances no later than (5) five business days after all of the Closing Conditions (as defined in Section 3) have been satisfied:


      a)    Seller shall pay the Consideration (as defined in Section 5.1);


      b) Seller and Vintron shall execute a loan agreement, providing for a DM 76 million interest free loan to Vintron to be repaid on 31 December 2007. The loan agreement shall provide that the loan ranks ahead of shareholder loans, if any, granted to Vintron, and behind any bank financing or supplier financing regarding "PROJECT ZEUS" as described in SCHEDULE 2.4 b). The loan agreement shall further provide that the loan becomes payable on 31 December 2007 at the latest.


2.5   Immediately prior to the performance of the acts described in Section
      2.4,


      a) Seller shall pay an amount of DM 100 million (Deutsche Mark one hundred million) as additional payment into the equity (Section 272(2) No. 4 German Commercial Code) of Vintron (the "ADDITIONAL PAYMENT I");


      b) Seller shall pay an amount of DM 37 million (Deutsche Mark thirty-seven million) as additional payment into the equity (Section 272(2) No. 4 German Commercial Code) of Vintron (the "ADDITIONAL PAYMENT II");


      c) the profit and loss absorption agreement of December 21, 1998 entered into between Seller and Vintron shall be discontinued with effect as of the Closing Date, it being understood that, at the Seller's option, the fiscal year may be changed for this purpose.


2.6 The Parties shall confirm that all Closing Conditions have either been satisfied or waived and all actions to be taken on the Closing Date have been taken or waived.

                                  SECTION 3
                              CLOSING CONDITIONS


3.1 This Agreement shall be closed only if the following conditions have been either satisfied or waived as agreed between Seller and Buyer which consent by either Party shall not be unreasonably withheld:


      a) The execution of the VC-Liefervertrag between Vintron and Vinnolit Monomer GmbH & Co. KG ("Vinnolit") in the form initialled between Vintron and Vinnolit as of 16 December 1998 pursuant to which Vintron undertakes to supply VCM and EDC to Vinnolit at the sites of Knapsack and Koeln-Merkenich.


      b) The execution of the VCM expansion contract between Vintron and Krupp Uhde in the form initialled between Vintron and Krupp Uhde pursuant to which Krupp Uhde undertakes to plan, provide, supply and set up, ready for immediate occupation and manufacturing, a 330,000 jato VCM facility, it being understood that Section 9.3 of the VCM expansion contract might still be subject to negotiations.


      c) The execution of an ethylene contract between Vintron and Celanese AG & Co. Procurement Olefin KG providing for an amount of appr. 150,000 t/a up to the year 2007 and on the transfer of the property in the ethylene pipelines L1 and L8 (consisting of L8.1, L8a, and L8b), for the avoidance of doubt, the section outside the plants as well as the section inside the plants Huerth and Knapsack, from Vintron to InfraServ GmbH & Co Hoechet KG at book-value.


      d) Advent has obtained the final and definitive commitment by the banks to provide the financing required for the transactions contemplated by this Agreement.


      e) The Parties shall have obtained the unconditional approval, clearance, or notice of none-action from the German Federal Cartel Office and/or the European Commission under pertinent merger control provisions in respect of the consummation of the transactions contemplated by this Agreement.


      f) The Parties shall have reached an agreement about the use of the VC pipeline at the Godorf port, either by providing for a transfer of title in the VC pipeline to Vintron or by granting long-term access to Vintron on terms which are fair and reasonable.


      g) Celanese AG shall have entered into option and voting agreements (the "OPTION AND VOTING AGREEMENTS") (i) with Vintron regarding the shareholding of Celanese AG as limited partner of InfraServ GmbH & Co. Knapsack KG and (ii) with Vinnolit Monomer GmbH & Co. KG regarding the shareholding of Celanese AG as limited partner of InfraServ GmbH & Co. Gendorf KG, which Option and Voting Agreements shall provide substantially as follows:


            (i) Celanese AG irrevocably grants (i) to Vintron the option to acquire from Celanese AG a 5.1% interest as limited partner ("Kommanditist") in InfraServ GmbH & Co. Knapsack KG and
                  (ii) to Vinnolit Monomer GmbH & Co. KG the option to acquire from Celanese AG a 9.1 % interest as limited partner in InfraServ GmbH & Co. Gendorf KG (collectively, the "KG SHAREHOLDING") against payment of a purchase price amounting to the book value of the AG Shareholding in the books of Celanese AG as per 31 December 1999.


                  The transfer of the KG Shareholding shall be subject to the approval of the partner's meeting with a majority of 80% of the votes cast as provided for in the respective partnership agreement ("Gesellschaftsvertrag") of the InfraServ partnership and further subject to the registration of the acquiror as successor by way of singular succession ["Einzelrechtsnachfolge"] in the respective commercial register.


                  The KG Shareholding shall not carry any potential obligation to pay additional cash contributions
                  ("Nachschussverpflichtung") within the meaning of the respective partnership agreement.


                  The purchase agreement shall contain the representations by Celanese AG (i) that all contributions to the KG Shareholding have been fully paid in and that no repayments of capital contributions has been effected, neither directly nor concealed, (ii) that the KG Shareholding is validly existing, free and clear of any liens, rights, claims and privileges of third parties and (iii) that Celanese AG may freely dispose such KG

                  Shareholding, unless otherwise set forth in the respective partnership agreement. No further representations, warranties or guarantees shall be given by Celanese.


            (ii) For as long as Vintron or Vinnolit Monomer GmbH & Co. KG, as the case may be, does not hold more than 20 % of the voting rights in the respective InfraServ partnership, Celanese hereby undertakes to exercise its voting rights in partners' meetings of the respective InfraServ partnership only upon instruction of Vintron or Vinnolit Monomer GmbH & Co. KG, as the case may be, to the extent required to avoid that resolutions be adopted with a majority of 80 % of the votes cast against the instructions by Vintron or Vinnolit Monomer GmbH & Co. KG. Prior to such partners' meetings, Vintron or Vinnolit Monomer KG, as the case may be, shall give written instructions to Celanese AG specifying the reasons for the desired voting.


                  Notwithstanding the generality of the foregoing, Celanese AG shall use reasonable efforts to procure that the hereditary building right held by Vintron at the site of Knapsack and by Vinnolit Kunststoff GmbH/Vinnolit Monomer GmbH & Co. KG at the site Gendorf shall be extended after expiration, and that the respective partners' meetings approve the transfer of the KG Shareholding to Vintron and Vinnolit Monomer GmbH & Co. KG.


      h) The closing conditions of the Vinnolit Transaction have been satisfied or waived (not taking into regard a closing condition according to which the Vinnolit Transaction shall be closed only if the closing condition of this Section 3.1 h) has been satisfied or waived).


3.2 Buyer and Seller undertake to use best reasonable endeavours to ensure that the closing conditions set forth in section 3.1 above are satisfied as soon as possible after the date hereof.


                                  SECTION 4
             INFRASERV AND OTHER CONTRACTS CONNECTED TO CELANESE


4.1 The chlorine chemicals business of Vintron is an integrated part of the facilities at Knapsack which is hosting, and is used by, several companies and has been, and continues to be, developed into an industrial park under the management of InfraServ, a limited partnership established under German law. In order to allow for an effective and user-oriented management of the site, the title in the land and buildings at Knapsack was transferred from Hoechst to InfraServ. Vintron is a limited partner ("Kommanditist") of InfraServ holding a limited partnership interest in an amount equal to 15% of the fixed capital (Hafteinlagen und Pflichteinlagen) of InfraServ as stated in the fixed capital accounts of InfraServ (it being understood that this partnership interest, under the rules of Section 6 of the partnership agreement ("Gesellschaftsvertrag"), obliges the partner to pay 21.75% of the additional cash contributions ("Nachschuesse"), if any, as provided for in the contribution agreement between the Seller and Vintron dated December 21, 1998 as amended August 27, 1999.


      For the avoidance of doubt, the Buyer hereby acknowledges the existence of contractual relationships between Vintron and InfraServ.


4.2 Seller and Vintron will discontinue the profit and loss agreement of December 21, 1998 entered into between Seller and Vintron as of the Closing Date. To the extent necessary, Buyer will, also after the Closing Date, cause Vintron to take all actions and cause to be issued all declarations which might still be necessary or appropriate for the due discontinuation of the profit and loss agreement and the publication and registration of the discontinuation with the competent authorities.


      The Parties acknowledge that the consideration has been calculated and the financial arrangements for the acquisition of Vintron have been made on the assumption that actual losses for the fiscal year 2000 would not be compensated by the Seller due to the profit and loss agreement. Any profits passed on to the Seller for the period until the Closing Date under the profit and loss agreement shall not be reclaimed or requested by Buyer; Section 5.3 shall remain unaffected.


4.3 The Buyer shall procure that Vintron will pay back in full the financial interest bearing liabilities, not including any trade receivables, owed by Vintron to the Seller and/or the Seller's Affiliates as per the Closing Date, if any, within 5 (five) business days, regardless whether due or not. On the other side, the Seller shall, and shall procure that the Seller's Affiliates will, pay back the financial interest bearing liabilities, not including any trade receivables, owed by them to Vintron as per the Closing Date, if any, within (5) five business days, regardless of whether due or not.

                                  SECTION 5
                                CONSIDERATION


5.1 The consideration for the Shares shall be negative and amount to DM 20,861,741.50 (Deutsche Mark twenty million eight hundred sixty one thousand seven hundred forty one and 50/100) to be paid by Seller to Buyer on the Closing Date (the "PURCHASE PRICE"). The amount of the Purchase Price reflects the net interest bearing financial debts of Vintron as of 31 December 1999 (plus DM 1.00) and shall be used to satisfy interest bearing financial debts of the Seller.


5.2 The Additional Payment I shall be lost and forfeited provided that the Buyer fully complies with its obligations under Section 5.4.


5.3 Buyer shall cause Vintron to pay back the Additional Payment II minus the amounts paid by Vintron to the Seller pursuant to the Profit and Loss Agreement dated 21 December 1998 for the time period between 1 January 2000 and the Closing Date in the amount by which the accumulated EBITDA as shown in the Final Annual Accounts of Vintron as of 31 December 2000 and as of December 31, 2001 exceeds in the positive the amount of DM - 48,700,000.00 (Deutsche Mark minus forty eight million seven hundred thousand) (e.g., if the accumulated EBITDA amounts to DM - 45,000,000 then the amount to be paid back shall be DM 3,700,000). The redemption claim shall become due one week after the Final Annual Accounts of Vintron as of December 31, 2001 have been established. For the avoidance of doubt, the calculated accumulated EBITDA of DM - 48,700,000 (Deutsche Mark minus forty eight million seven hundred thousand) includes the DM - 20,400,000 (Deutsche Mark minus twenty million four hundred thousand) referred to in Section 10.3.


      The Buyer shall cause Vintron to use all reasonable endeavours to ensure that the EBITDA will exceed the amount referred to above. The Buyer shall from time to time and/or on written request of the Seller, keep informed the Seller in writing on Vintron's endeavours and measures taken in this respect. The Buyer shall cause Vintron to promptly submit to the Seller (i) copies of any reports and other information relating to the financial or economic situation of the Buyer and/or Vintron as delivered to the banks of the Buyer or Vintron from time to time, (ii) the audited consolidated and individual annual statements of the Buyer and Vintron and (iii) monthly management reports, substantially in the form as prepared by the management and delivered to Celanese as at the date hereof. On request of the Seller, twice a year, the Buyer shall grant and procure that Vintron grants, to the Seller or the Seller's accountants, access to its books and records or other relevant documents for inspection or copying regardless of whether those documents are situated at their properties or elsewhere.


5.4 Provided that Krupp Uhde has complied with its obligations under the VCM expansion contract referred to in Section 3.1 b), Buyer will cause Vintron to complete all planned expansion of Vintron's production and transport capacity at Knapsack known as Project Zeus as defined in
      SCHEDULE 2.4 B)(the "Expansion Obligation"). Buyer shall be deemed to have fully complied with the Expansion Obligation upon complete and unconditional fulfilment of its payment obligations under the VCM expansion contract. Furthermore, Buyer will cause Vintron to use the Additional Payment I for the Expansion Obligation only and that it will cause Vintron not to make any payments to the Buyer or any company affiliated with Buyer by way of release of capital reserves, decrease of share capital, extraordinary dividends (including hidden dividends), granting of intra-company loans or guarantees or any form of payment for which no appropriate consideration is paid.


      In the event that (i) prior to the compliance with the Expansion Obligation Buyer or any company affiliated with Buyer violates any of the aforementioned obligations, and (ii) Vintron does not comply with its payment or other obligations under the VCM expansion contract, then Buyer shall pay, and Buyer shall procure that Vintron shall pay, as joint debtors (Gesamtschuldner), an amount equal to the Additional Payments I and II which has been used contrary to the obligations set forth in this Section 5.4 as lump-sum damages compensation, it being understood that the right of Seller to claim additional damages suffered shall remain unaffected therefrom.


      In order to avoid any double recovery, a violation of the aforementioned obligations shall not result in payment obligations under this Section
      5.4 to the extent that the violation results in payment obligations under 5.3.


      Buyer is aware that Seller, with the approval of Buyer, has made and will make prepayments to Krupp Uhde for the implementation of Project Zeus.


                                  SECTION 6
                               ANNUAL ACCOUNTS


6.1 FINANCIAL STATEMENTS. The Seller has delivered to the Buyer complete and accurate copies of the audited financial statements of Vintron for the business year ended 31

      December 1999 (the "FINANCIAL STATEMENTS"). The Financial Statements have been prepared in accordance with German generally accepted accounting principles ("GAAP") consistently applied and based on the principles of balance sheet continuity ["unter Wahrung der
      Bilanzierungs- und Bewertungskontinuitaet"].


6.2 ANNUAL ACCOUNTS 2000 AND 2001. With regard to the determination of the EBITDA for the business years 2000 and 2001 the following shall apply:


      (a) The Buyer shall cause Vintron to prepare, without undue delay after the respective record date, its annual accounts as of 31 December 2000 and 31 December 2001 in accordance with GAAP (the "ANNUAL ACCOUNTS"). In order to determine the EBITDA for the respective business years, the Annual Accounts shall be adjusted, in a separate calculation, in accordance with the agreed accounting principles as defined in SCHEDULE 6.2 hereto (the "AGREED ACCOUNTING PRINCIPLES").


      (b) The Buyer shall cause the auditor of Vintron (i) to audit without undue delay, but not later than (3) three months after the respective balance sheet date, the Annual Accounts, (ii) to adjust them, in a separate calculation, within such time period to comply with the Agreed Accounting Principles (the Annual Accounts so audited and, if applicable, adjusted the "AUDITED ANNUAL ACCOUNTS") and (iii) to make available without undue delay an authentic copy of the Audited Annual Accounts to the Seller.


      (c) Within (1) one month after receipt of the Audited Annual Accounts for the respective years, the Seller is entitled to raise objections in writing that and in what respect the Audited Annual Accounts, to the extent relevant for the determination of the EBITDA, do not comply with the Agreed Accounting Principles. Any disputes between the Seller and the Buyer which cannot be settled directly between them shall be settled, upon request of either Party, by an independent auditor ("INDEPENDENT AUDITOR") acting as expert arbitrator ["Schiedsgutachter"]. If the Buyer and the Seller cannot mutually agree upon such expert arbitrator within
            (2) two weeks after either Party has requested its appointment, the expert arbitrator shall be appointed by the Institute of Chartered Accountants ["Institut der Wirtschaftspruefer e.V."] in Duesseldorf. To the extent permissible by law (Section 319 of the German Civil Code) the findings of such expert arbitrator shall be finally binding on the Parties; the Buyer and the Seller shall equally bear the costs of such expert arbitrator. If no objections will be raised pursuant to the first sentence of this sub-section (c) the Audited Annual Accounts are the "FINAL ANNUAL ACCOUNTS" within the meaning of this Agreement. If objections will be raised pursuant to sentence 1 of this sub-section, the Audited Annual Accounts as adjusted pursuant to the settlement between the Parties or pursuant to the findings of the expert arbitrators are the "Final Annual Accounts" within the meaning of this Agreement.


      (d) The Buyer shall procure, and cause Vintron to procure, that the audited EBITDA of Vintron can be identified separately, e.g. by maintaining the book-keeping system ["Buchungskreise"] as currently used by the Companies.


      (e) The Buyer shall request the management of Vintron to ensure that, on a timely basis, the Seller, any accounting firm appointed for these purposes by the Seller and the expert arbitrator receive all necessary assistance and a granted access to all relevant documents in order to audit and examine the Annual Accounts, to the same extent as if they were auditing annual accounts.


                                  SECTION 7
                 REPRESENTATIONS AND WARRANTIES OF THE SELLER


The Seller hereby represents and warrants to the Buyer by way of independent guarantee ("Selbstaendiges Garantieversprechen") as of the date hereof and, unless otherwise provided hereunder, as of the Closing Date, with the legal consequences as conclusively set forth in Section 9, and subject to the terms and conditions set forth in Section 9 and 11, as follows:


7.1 INCORPORATION AND VALID EXISTENCE OF THE SELLER. The Seller is a limited liability company ["GmbH"] duly established and validly existing under the laws of Germany and has all necessary corporate power to execute and deliver this Agreement and to perform fully its respective obligations hereunder and to consummate the transactions contemplated hereby.


7.2 INCORPORATION AND VALID EXISTENCE OF VINTRON. Vintron is an enterprise duly established and validly existing under the laws of Germany.


7.3   OWNERSHIP OF SHARES. The statements contained in the Preamble and
      Section 4 are correct. All contributions to the registered share capital of Vintron and to the interest in InfraServ have been fully paid in. No repayment of capital contributions has been effected, neither directly nor concealed.

7.4 EXISTENCE OF SHARES, THIRD PARTY RIGHTS. The Shares and the shares held by Vintron in IntraServ are validly existing, free and clear of any liens, rights, claims and privileges of third parties and the Seller may freely and without any restrictions dispose such shares, unless otherwise set forth in Section 2.1 or reflected in the corporate documents referred to in Section 7.5 below. No options, pre-emptive rights or similar undertakings have been given in respect of such shares and no shareholders agreement or any similar undertaking regarding such shares has been entered into unless otherwise reflected in the corporate documents referred to in Section 7.5 below.


7.5 CORPORATE STATUS OF VINTRON. The corporate documents as registered with and deposited at the relevant Commercial Registers and, in respect of InfraServe, which have been provided to Buyer are correct and duly reflect the corporate status of Vintron and InfraServ; no resolutions of the shareholder of Vintron which are required to be registered in the commercial register or similar registers have been passed which have not been registered.


7.6 CORPORATE AGREEMENTS. There are no corporate agreements in the sense of Sections 291,292 German Stock Corporation Act nor other cooperation or joint venture agreements, nor fiscal unity, domination or profit pooling agreements which bind Vintron.


7.7 PROFIT PARTICIPATION AGREEMENTS, SILENT PARTNERSHIPS. There are no agreements regarding participation in the profit of Vintron of any kind, in particular there are no silent partnerships, or loans with profit participation ["partiarische Darlehen"].


7.8 FINANCIAL STATEMENTS. The Statements made under Section 6.1 are true and correct.


7.9 NET INTEREST BEARING FINANCIAL DEBTS. The net interest bearing financial debts of Vintron (i.e. interest bearing financial debts minus cash of Vintron as of the Closing Date) shall not exceed the amount of DM 35,000,000 (Deutsche Mark thirty five million) minus debts incurred up until the Closing Date for Project Zeus and related expansion projects (together the "EXPANSION PROJECTS"), it being understood that the Seller may cause Vintron to take all measures within the scope defined in Sections 7.20 and 7.21 which do not exceed the aforementioned amount.


7.10  ASSETS. Vintron

      (i) is the sole and unrestricted owner or lessee of the assets, which were reflected in the Financial Statements of Vintron, with the exception of assets which were sold, disposed of (including the ethylene pipeline), replaced or, in the case of receivables, collected since the date of the Financial Statements, and including those acquired in the ordinary course of business after the date thereof, and


      (ii) the owned assets are unencumbered by third parties' rights, with the exception of lessor's liens, liens or similar rights under general business terms of banks and suppliers' liens under general sales agreements, e.g. customary reservation of title rights ["Eigentumsvorbehalte"], and


      (iii) Vintron owns or leases all assets ("Anlagevermoegen") and inventories ("Umlaufvermoegen") necessary for carrying out the Business and, to the Best Knowledge, all such assets and inventories are in a condition which is adequate to carry on the Business in the ordinary course of business and in substantially the same fashion and manner as prior to the Closing Date, except for ordinary tear and wear and unless liability reserves were accrued;


      (iv) to the Best Knowledge, the ordinary and extraordinary repair budgets provide for adequate reserves regarding Vintron's equipment;


      (v) the buildings on the Real Properties are in good repair and condition.


7.11 BANKRUPTCY. No insolvency proceedings have been initiated against Vintron nor are there, to the Best Knowledge, any circumstances which would justify the initiation of such proceedings. No circumstances exist pursuant to applicable Insolvency Codes or the Voidancy Act
      ["Anfechtungsgesetz"] which would justify the voidance of this Agreement.


7.12 LABOUR MATTERS. To the Best Knowledge, as at the date hereof, there are no specific union activities involving Vintron, and there is no pending or, threatened strike, picketing, work stoppage, work slowdown or other similar labour trouble.


7.13  EMPLOYEES. To the Best Knowledge,


      (i) all obligations, whether arising by operation of law, by agreement or past custom, for payments and contributions with respect to direct or indirect pension and retirement benefits or other compensational benefits, such as anniversary payments to the employees of Vintron, for periods prior to the date hereof have been paid by Vintron or adequately accrued for in the Financial Statements in accordance with Section 6a German Income Tax Act ["EStG"] and the Seller will procure that Vintron pays or accrues for such obligations until the Closing Date;


      (ii) Vintron as at the date hereof does not employ or retain more than 270 employees (not taking into account employment relationships which are limited in time or suspended);


      (iii) as at the date hereof none of the key-employees (Dr. Hermann Berwe, Dr. Michael Winhold, Hermann-Peter Mueller) have terminated their current employment or have threatened to terminate such employment. It is, however, known that Hermann-Peter Mueller will regularly retire in 2000.


      (iv) There are no material informal and/or unwritten undertakings to employees.


7.14 MATERIAL CONTRACTS. For the purpose of this Section 7.14 all agreements which are material to the Business are hereinafter referred to as the "MATERIAL CONTRACTS". To the Best Knowledge, there are no Material Contracts other than the contracts presented to the Buyer in the course of the Due Diligence referred to in Section 9.2. The Material Contracts are in full force and effect and, to the Best Knowledge, are enforceable against the Parties thereto in accordance with their terms. To the Best Knowledge, no circumstances exist that will give any party to the Material Contracts the right to terminate, other than ordinary termination rights, in particular not as a result of the transactions contemplated under this Agreement. Vintron has not received any written information regarding any action or any material violation of any Material Contracts. For the avoidance of doubt, it is clarified that this Section 7.14 shall not apply to loan agreements of Vintron, in particular regarding working capital facilities.


7.15  INSURANCE. With regard to insurance policies


      (a) to the Best Knowledge, each of Vintron's Assets of insurable nature, to the extent material to the Business, is covered by insurance policies (the "INSURANCE POLICIES") with insurance companies of good reputation duly authorised to carry on insurance business against fire, accident and all other risks ordinarily insured against as is customary in industry;

      (b) to the Best Knowledge, Vintron has satisfied in full all of its material obligations under the Insurance Policies, and is not in material default under any of them nor does any condition exist with respect to any of the Insurance Policies that, with notice or lapse of time or both, would constitute any of such default of Vintron thereunder;


      (c) there are no claims made by Vintron or any person on its behalf under the Insurance Policies, exceeding individually or in the aggregate DM 50,000 (Deutsche Mark fifty thousand), which are outstanding. To the Best Knowledge, no event has arisen which might give rise to any material claim under any of the Insurance Policies.


7.16 INTELLECTUAL PROPERTY RIGHTS. With regard to intellectual property rights the Seller represents and warrants in the form of an independent guarantee that


      (a) Vintron is the exclusive owner or licensee of the intellectual property rights until expiration of the licensed rights listed in
            SCHEDULE 7.16 as may be amended by Seller within five business days from the date hereof (the "INTELLECTUAL PROPERTY RIGHTS");


      (b) to the Best Knowledge, Vintron does not require any intellectual property rights other than the Intellectual Property Rights in order to conduct the Business as currently conducted;


      (c) to the Best Knowledge, neither the operation of the Business nor its products infringe any patents or other intellectual property rights of any third party;


      (d) no claim has been brought against Vintron alleging an infringement of intellectual property rights as at the date hereof and to the Best Knowledge no third party has threatened to bring any action regarding any such alleged infringement.


7.17 REAL PROPERTIES. The real properties as set forth under SCHEDULE 7.17 (the "REAL PROPERTIES") constitute the essential land and premises leased ["gemietet oder gepachtet"] by Vintron or in respect of which Vintron has hereditary building rights ["Erbbaurechte"]. Vintron leases no land or premises with annual leases of more than DM 250,000 (Deutsche Mark two hundred fifty thousand) other than the Real Properties. Vintron does not own any real properties.

7.18 LITIGATION. Vintron is not party, neither as claimant nor defendant, to any litigation, including arbitration proceedings, for the avoidance of doubt also with regard to product liability claims, of which the amount in dispute exceeds DM 250,000 (Deutsche Mark two hundred fifty thousand). To the Best Knowledge, there are no governmental investigations or enquiries or administrative proceedings initiated or pending against Vintron in which the amount involved exceeds DM 250,000 (Deutsche Mark two hundred fifty thousand), and, to the Best Knowledge, there are no such litigation, investigations, enquiries or administrative proceedings threatened against Vintron.


7.19 COMPLIANCE WITH LAWS. Vintron is to the Best Knowledge not in violation of any published law ["Gesetz im materiellen Sinne"], ordinance ["Verfuegung"], regulation ["Verordnung"], or any other requirement of any court or arbitrator, being material for the Business.


7.20 CONDUCT IN THE ORDINARY COURSE. Since 1 January 2000 until the date hereof,


      (a) the Business of Vintron has been conducted in the ordinary course and shall continue to be conducted in the ordinary course until the Closing as a going concern, it being understood that all actions taken by Vintron for the implementation of the Expansion Projects shall be deemed to be in the ordinary course of business.


      (b) Vintron has not declared any dividends in respect of the Shares and no such Dividends shall be declared until the Closing, except, for the avoidance of doubt, payments to be made under the loss and profit agreement as of 21 December 1998.


7.21 ABSENCE OF MATERIAL ADVERSE CHANGES. Since 1 January 2000 until the date hereof,


      (i) the remunerations payable to the managing directors, officers, employees, agents or consultants have not been increased outside the ordinary course of business;


      (ii) Vintron has not incurred any material liabilities or entered into any other material transactions outside the ordinary business, except for investments connected with the Expansion Projects as defined in Section 7.9;

      (iii) there has not been any material loss or damage to, or any material interruption in the use of any of Vintron's material assets;


      (iv) Vintron has not made any capital expenditures [("Ausgaben zur Anschaffung von Anlagevermoegen")] which, in the aggregate since 1 January 2000, exceed DM 5,000,000.00 (Deutsche Mark five million), except for expenditures regarding the Expansion Projects.


      (v) there has not been any material adverse change, either individually or in the aggregate, in the Business of Vintron.


      (the events under (i) - (v) hereinafter the "MATERIAL ADVERSE CHANGE").


      From the date hereof through the Closing Date, the Seller shall (A) cause Vintron not to enter into arrangements constituting a Material Adverse Change within the sense of (i), (ii) or (iv) above without the prior consent of the Buyer, and (B) promptly inform the Buyer if any of such Material Adverse Changes within the sense of (iii) or (v) above occurs from the date hereof through the Closing Date.


      The Seller and the Buyer shall be entitled to rescind this Agreement if a Material Adverse Change occurring from the date hereof through the Closing Date, without the consent of the Buyer, results in damage or liabilities of Vintron exceeding DM 12,500,000 (Deutsche Mark twelve million five hundred thousand), unless covered by insurance policies.


7.22 FINDER'S FEES. Vintron has not incurred any liability or brokerage or finders' fees or agents' commissions or similar payments in connection with this Agreement.


7.23 TRADE RECEIVABLES. As of the Closing Date 90% of accounts receivable shall be collectible within (6) six months after the Closing Date without deductions, unless customary or agreed by Vintron with the respective customer. The Seller and the Buyer agree that in the event that the representation and warranty made under this Section 7.23 results in a claim of the Buyer pursuant to the terms and conditions set forth in Section 9, the Buyer shall cause Vintron to assign accounts receivables to the extent the Seller is in breach of the representation set forth in this Section 7.23 to the Seller. The Buyer shall procure that any payments of such receivables to Vintron after the transfer of title shall be promptly paid to the Seller. The Buyer shall give, without undue delay, immediate notice of the transfer of title to the debtors ["Abtretungsanzeige"].

7.24  LIABILITIES. Vintron has no liabilities obligations within the sense of
      Section 251 HGB ["Haftungsverhaeltnisse"] or any other security arrangements (e.g. letters of comfort ["Patronatserklaerungen"]) for liabilities of third parties, except as reflected or reserved against in the Financial Statements or as stated under the balance sheet of the Financial Statements or unless otherwise disclosed in SCHEDULE 7.24.


7.25 BEST OF KNOWLEDGE. If a representation and warranty under this Agreement is made to the best of knowledge (the "BEST KNOWLEDGE"), such Best Knowledge shall be present if the managing directors of Celanese and Celanese Chemicals Europe GmbH and Vintron should have obtained knowledge about the underlying facts and circumstances giving rise to a breach of the representation or guarantee applying the standard of care of a prudent businessman pursuant to Section 43 German Limited Liability Companies Act ["GmbHG"], provided, however, such representation and warranty shall not imply an obligation of such managing directors and key employees to make any special inquiry or investigation merely by reason of the transactions contemplated by this Agreement.


                                  SECTION 8
                 REPRESENTATIONS AND WARRANTIES OF THE BUYER


8.1 INCORPORATION, CORPORATE POWER. The Buyer represents and warrants to the Seller by way of independent guarantee ["selbstaendiges Garantieversprechen"] that, as of the date hereof and as of the Closing Date, the Buyer is a limited partnership duly established under the laws of Germany, having all requisite corporate power and authority to execute, deliver and perform its obligations under the Agreement and to consummate the transactions contemplated hereby, and CM 058 GmbH as its general partner is a company duly incorporated and registered under the laws of Germany as a limited liability company ["GmbH"] in the local court in Munich under HRB 130662.


8.2 CORPORATE ACTION. The Buyer represents and warrants to the Seller by way of independent guarantee ["selbstaendiges Garantieversprechen"] that the Buyer has taken all necessary corporate action and obtained all necessary consents to authorise (i) the execution and delivery of the Agreement and (ii) the performance of the Agreement and the consummation of the transaction contemplated thereby.


8.3 FINANCING AND CARTEL APPROVAL. The Buyer represents and warrants as of the date hereof and as of the Closing Date to the Seller by way of independent guarantee

      ["selbstaendiges Garantieversprechen"] that, to its best knowledge, there are no existing facts or circumstances which


      (i) might affect its potential obligation to repay the Additional Payment I as set forth in Section 5.4, or the Additional Payment II as set forth in Section 5.3 and 5.4, or


      (ii) on the side of the Buyer and the Buyer's Affiliates are of relevance from a cartel law point of view and which might prevent clearance by any cartel authorities referred to in Section 16. The Seller is aware that the Buyer holds an interest in Vestolit equal to approx. 10% of the total share capital of the company.


                                  SECTION 9
                                   REMEDIES


9.1 REINSTATEMENT. Unless otherwise provided in this Agreement, if and to the extent that representations and warranties of the Seller are incorrect and result in a claim of the Buyer under Section 7, the Seller shall


      (a) put Vintron in a position as if such incorrect representations and warranties were true ["Naturalrestitution"] or, at the Seller's option,


      (b) pay the amount in cash to the Buyer or Vintron which corresponds to the loss of Vintron in respect of the matter giving rise to the claim.


      If the Seller fails to make the incorrect representations and warranties true within a period of (2) two months following receipt of written notice of such claim pursuant to (a) above, at the Buyer's option, the Seller shall effect payment of the amount in cash which corresponds to the damage (within the sense of Section 249 Sentence 2 BGB, unless otherwise set forth in Section 9.4) of Vintron either to Vintron or to the Buyer. Sections 377, 378 HGB shall not apply. In the event of a violation of Section 7.9, the Seller shall, in deviation from this
      Section 9.1, be obliged to grant a loan to Vintron equal to the amount by which the net interest bearing financial debts have been incurred in violation of Section 7.9. The loan shall be repayable without interest
      (5) five business days after the amount of Vintron's net interest bearing financial debts meets, or falls short of, the amount described in Section 7.9. The Buyer shall cause Vintron to use all reasonable efforts to reduce the interest bearing debts minus debts incurred up until the Closing Date for the Expansion Projects to or below the amount of DM 30,000,000 (Deutsche Mark thirty million) within the ordinary course of business.


9.2 BUYER'S KNOWLEDGE. The Seller shall not be liable to the Buyer for any claims brought by the Buyer in respect of any alleged breach of a representation or warranty made by the Seller herein, if the Buyer or its advisors at the date hereof had knowledge of such breach within the sense of Section 460 of the German Civil Code ["BGB"]. The Buyer confirms that it and its advisers have thoroughly examined the legal, tax and financial information relating to Vintron ("DUE DILIGENCE"). The Buyer and/or persons appointed by the Buyer furthermore had the opportunity to have detailed discussions with members of the management board of the Seller and Vintron. The restrictions pursuant to Section 460 BGB shall not apply with respect to the representations given in
      Section 7.3 regarding InfraServ.


9.3 NO FURTHER REPRESENTATIONS AND WARRANTIES. The Buyer may only bring or assert claims in respect of representations and warranties which are expressly referred to and stated in Section 7 as being made by the Seller and no further statements, representations, warranties or guarantees are made, or deemed to be made, by the Seller, other than those expressly and conclusively set forth in Section 7. In particular, the Buyer shall not be entitled to rely on the prospective development of Vintron, including, but not limited to, business forecasts, expected earnings, budgetary accounting and the like (including the statements made in the Business Plan or any other business plans or budgets of Vintron) prepared in regard to Vintron.


9.4 DETERMINATION OF DAMAGES; CONSEQUENTIAL DAMAGES. The Seller shall not be liable for any reputation damages. Any damage shall be calculated strictly on Vintron's level and shall, if applicable, be determined by applying a discount factor on a discounted cash flow basis, calculated on the basis of the 12-months-EURIBOR plus 250 basis points ["Basispunkte"], not taking into consideration circumstances and/or considerations of the Buyer, such as (but not limited to) the multiple which the Buyer applied when valuating the Business. For the avoidance of doubt, it is clarified that the Buyer shall in no event be entitled to bring or assert any claim and the Seller shall not be held liable for any consequential damages ["mittelbare Schaeden" bzw. "Folgeschaeden"] of the Buyer, in particular (but not limited to) loss of profit by the Buyer.

9.5 NO ENVIRONMENTAL WARRANTIES. Any environmental pollution, i.e. pollution or other strains of soil, groundwater, air surface, facilities or buildings shall solely and exclusively be subject of the terms and conditions of the indemnification clause as set forth in Section 10.1. The Seller shall not be liable for (i) Environmental Pollution or (ii) other claims relating to pollution or other strains of soil, groundwater, soil air, surface water, facilities or buildings of whatever nature and based on whatever legal grounds, and neither of the representations or warranties made in Section 7 are made, or deemed to be made, with regard to environmental pollution, unless provided for otherwise in Section 10.1.


9.6 NO DOUBLE RECOVERY. The Buyer shall not be entitled to bring or assert any claims pursuant to Section 9 if and to the extent (i) the annual accounts contain a provision for the matter violating the respective representation and warranty, if the amount of loss, damage, expense or liability incurred is less than the amount contained in such specific provision or (ii) recovery, payment or compensation for a specific matter violating the respective representation and warranty has already been obtained by the Buyer or Vintron in whatever manner and from whatever source, so as to avoid the Buyer receiving double recovery for such specific matter. For the avoidance of doubt it is further clarified that Section 254 of the German Civil Code shall be applicable.


9.7 EXCLUSIVE REMEDIES. The rights of the Buyer pursuant to Section 9 shall be the sole and exclusive remedies for the breach of any of the provisions in Section 7, any other claim or right, whether for damages, reduction of price ["Minderung"] or rescission ["Wandelung", "Ruecktritt"], prior to or after the Closing, for culpa in contrahendo, clausula rebus sic stantibus or on any other legal basis shall be - to the extent legally permissible - excluded, except for claims based upon wilful misconduct ["Vorsatz oder Arglist"].


9.8 RESCISSION. If the clearance by the European Commission or the German Federal Cartel Office, as the case may be ("CARTEL APPROVAL"), has not been granted within (6) six months after the date hereof, then the Seller or the Buyer may rescind this Agreement. In such case, the Parties will carry their respective costs incurred in connection with this Agreement individually, waiving any claims they may have hereunder or which they may have become entitled to in the course of negotiations leading to the signing hereof against one another to the extent that the other Party has performed and complied in all material respects with their obligations under the Agreement. The Seller or the Buyer shall further be entitled to rescind this Agreement if any of the other conditions precedent pursuant to Section 3 are not fulfilled or waived (x) within (3) three months after the date hereof or
      (y) within 10 (ten) business days after the Cartel Approval has been granted, whichever occurs later.


                                  SECTION 10
                               INDEMNIFICATION


10.1 ENVIRONMENTAL. In respect of claims resulting from the pollution of soil, soil air ("Bodenluft"), groundwater, surface water, buildings or facilities, which cause adverse changes of the condition of the soil resulting in dangers, substantial disadvantages or substantial nuisance for the individual or the public ["Schaedliche Bodenveraenderung" i.S.d.
      Section 2 BBodSchG] or any other dangers for the individual or the public ["Gefahren fuer den Einzelnen oder die Allgemeinheit"] pursuant to other applicable German laws (the "ENVIRONMENTAL POLLUTION") including claims of any Governmental authority or of InfraServ, or any third party, the Buyer or Vintron, as the case may be, shall be indemnified in accordance with the terms and conditions provided under this Section
      10.1 only.


      "ENVIRONMENTAL LIABILITIES" shall be all costs (including third party claims) incurred in connection with the investigation, elimination or remediation of Environmental Pollution in order to comply with (i) final ["bestandskraeftig"] or immediately enforceable ["sofort vollziehbar"] administrative acts ["Verwaltungsakte"], (ii) final ["rechtskraeftig"] court decisions, or (iii) agreements entered into, in order to avoid acts and decisions as defined in (i) and (ii), with the consent of the Seller, with administrative authorities, or neighbours, (iv) the need to remediate an imminent danger for the well-being or health ["Gefahr im Verzug fuer Leib oder Leben"], or, to the extent that an omission of taking immediate action would result in a criminal offence, groundwater ["Grundwasser"], in each case if and to the extent that such Environmental Liabilities are based on the laws and regulations applicable or formally published by the relevant authorities as of the Closing Date. Vintron or the Buyer, as the case may be, shall be indemnified and held harmless from the Environmental Liabilities in accordance with the provisions following hereunder by the Seller:


      The indemnification by the Seller includes, but is not limited to, claims brought by InfraServ pursuant to paragraph 6 of the partnership agreement of InfraServ in respect of additional cash contributions ["Nachschuesse"] as may be requested to be assumed by Vintron, as set forth in lit. (c) of this
      Section 10.1


      In all cases of pollution or other strains of soil air, groundwater, air, surface water, facilities or buildings occurred prior to the Closing Date, the Buyer and Vintron shall be authorised to raise claims under, and in accordance with, the terms and conditions of this Section
      10.1 only. Section 7.19 remains unaffected in the event a violation of
      Section 7.19 results in the occurrence of such pollution and/or strains after the Closing Date. Subject to the terms and conditions as set forth in this Section 10.1 the Seller shall indemnify and hold harmless Vintron or the Buyer, as the case may be, as follows:


      (a)   SUBSTANCES NO LONGER IN USE. If and to the extent the
            Environmental Pollution is caused by substances which on or after the Closing Date are not used by Vintron and unless the Environmental Pollution is caused after the Closing Date, the Seller shall indemnify and hold harmless Vintron for any Environmental Liabilities which become due


            (i) in the period from the Closing Date through 31 December 2009 by 100%,


            (ii) in the period from 1 January 2010 through 31 December 2010 by 80%,


            (iii) in the period from 1 January 2011 through 31 December 2011 by 60%,


            (iv) in the period from 1 January 2012 through 31 December 2012 by 40%, and


            (v) in the period from 1 January 2013 through 31 December 2013 by 20%.


            Any Environmental Liabilities which become due after 31 December 2013 shall be assumed by Vintron or the Buyer, and Vintron and the Buyer shall indemnify and hold harmless the Seller from any such Environmental Liabilities, and any Environmental Liabilities not to be borne by the Seller pursuant to the sliding scale set forth above, asserted against them. For the purpose of allocating the Environmental Liabilities to the respective time periods set forth in the above sliding scale any Environmental Liabilities become due


            -     in case of Environmental Liabilities in the meaning of
                  Section 10.1 paragraph 2 (i) and (ii) at the time when the Buyer has notified the Seller in writing and in substantiated form of the nature and scope of the respective Environmental Pollution, provided, however, that the administrative act ("Verwaltungsakt") is issued within (8) eight months (taking into account any possible negotiation period under the next recital) following such notification, and provided further that the Buyer and Vintron have fully complied with their obligations pursuant to (i) (Further Condition) (iv) below, otherwise at the time when the administrative act ["Verwaltungsakt"] is issued;


            -     in case of Environmental Liabilities in the meaning of
                  Section 10.1 paragraph 2 (iii) at the time when the Buyer has notified the Seller in writing and in substantiated form of the nature and scope of the respective Environmental Pollution, provided, however, that any agreement between Buyer and Seller on an indemnification is achieved within
                  (4) four months following such notification;


            -     in case of Environmental Liabilities in the meaning of
                  Section 10.1 paragraph 2 (iv) at the time when the Buyer has notified the Seller in writing and in substantiated form of the nature and scope of the respective Environmental Pollution, provided, however, that any remediation has been commenced within (4) four months following such notification.


      (b) SUBSTANCES STILL IN USE. If and to the extent the Environmental Pollution is caused by substances which at the Closing Date are still in use by Vintron, and provided that the Environmental Pollution is caused prior to the Closing Date, the Seller shall indemnify and hold harmless Vintron or the Buyer for any Environmental Liabilities which become due


            (i) in the period from the day hereafter through 31 December 2001 by 90%,


            (ii) in the period from 1 January 2002 through 31 December 2002 by 80%,


            (iii) in the period from 1 January 2003 through 31 December 2003 by 70%,


            (iv) in the period from 1 January 2004 through 31 December 2004 by 60%,


            (v) in the period from 1 January 2005 through 31 December 2005 by 50%,


            (vi) in the period from 1 January 2006 through 31 December 2006 by 40%,

            (vii) in the period from 1 January 2007 through 31 December 2007 by 30%,


            (viii) in the period from 1 January 2008 through 31 December 2008 by 20%,


            (ix) in the period from 1 January 2009 through 31 December 2009 by 10%.


            Any Environmental Liabilities which become due after 31 December 2009 shall be assumed by Vintron or the Buyer, and Vintron and the Buyer shall indemnify and hold harmless Seller from any such Environmental Liabilities, and any Environmental Liabilities not to be borne by the Seller pursuant to the sliding scale set forth above, asserted against them.


            For the purpose of allocating the Environmental Liabilities to the respective time periods set forth in the above sliding scale the last sentence of Section 10. 1 (a) above shall apply.


      (c) Notwithstanding the provisions under (a) and (b), in the event that Vintron, as a limited partner of InfraServ, is requested to assume additional cash contributions ["Nachschuesse"] pursuant to
            Section 6 of the Partnership Agreement ["Gesellschaftsvertrag"] of InfraServ for Environmental Pollution not directly attributable to the Business, which become due as from 1 January 2010, and unless the Environmental Pollution is caused after the Closing Date, the Seller shall indemnify and hold Vintron harmless from


            (i) contributions which become due in the period from the Closing Date through 31 December 2009 by 100%


            (ii) contributions which become due in the period from 1 January 2010 through 31 December 2010 by 80%,


            (iii) contributions which become due in the period from 1 January
                  2011 through 31 December 2011 by 60%,


            (iv) contributions which become due in the period from 1 January 2012 through 31 December 2012 by 40%,


            (v) contributions which become due in the period from 1 January 2013 through 31 December 2013 by 20%.

            There shall be no obligation of the Seller to indemnify Vintron for, or hold Vintron harmless from, any additional cash contributions which become due after 31 December 2013, and Vintron and the Buyer shall indemnify and hold harmless the Seller from any such cash contributions, and any cash contributions not to be borne by the Seller pursuant to the sliding scale set forth above, requested from the Seller.


      (d) PROCEEDINGS AND RESTRICTIONS. Vintron or the Buyer, as the case may be, shall (i) inform the Seller promptly (in any case in good time prior to expiration of any appeal periods) of the assertion of any claim or any demand, action, proceeding or judgment related to or in connection with Environmental Pollution and the Environmental Liabilities, (ii) take any reasonably necessary action in the defence of such claim, action, proceeding or judgment, if instructed by the Seller, (iii) fully co-operate with the Seller in the defence or settlement in respect of the Environmental Liabilities, (iv) grant advantage to the Seller to participate in the defence of any claim, suit action or proceeding, and (v) make no admission to the claimant or settlements without its prior written approval. In particular, the Buyer undertakes to inform, and shall cause that Vintron undertakes to inform, the Seller without undue delay of any environmental pollution which has been notified to the relevant Governmental authorities. Furthermore, the Buyer shall inform and consult or cause Vintron to inform and consult with Seller before corrective actions with regard to environmental pollution, including investigation and transportation, storage and treatment of polluted soil, water or buildings, are taken. If the Buyer or Vintron are obliged to act immediately in a case of imminent danger ["Gefahr in Verzug"] the Buyer or Vintron shall be obliged to act with the care of a prudent businessman before informing and consulting with the Seller. The Seller shall be given the opportunity to comment on, participate in and review any reports on or relevant investigations, orders or other measures which may with a reasonable likelihood give rise to Environmental Liabilities, and the Buyer shall ensure that the Seller receives without undue delay copies of all such documents.


      (e) ARBITRATOR. In the case of Section 10.1 (b) the following shall apply:


            If the Seller and the Buyer cannot agree as to whether or to what extent the Environmental Pollution occurred prior or after the Closing Date, the Seller and the Buyer shall jointly appoint an independent environmental expert (the

            "Expert"). If the parties cannot, within 6 weeks after the Seller receiving notice of the Environmental Pollution by the Buyer, agree on the Expert, a neutral and reputable Expert shall be determined by the president of the Industrie- und Handelskammer Frankfurt. The costs of the Expert and the determination of the Expert shall be borne by the Parties to the extent the Expert's determination is detrimental to the respective Parties.


            The Expert shall finally determine whether the Environmental Pollution occurred prior of after the Closing Date. If the Expert


            (A) determines that the Environmental Pollution occurred prior to the Closing Date, then the sliding scale referred to above under 10.1 (b) shall apply;


            (B) determines, that the Environmental Pollution occurred on or after the Closing Date, then the Seller shall not be liable at all;


            (C) cannot determine whether the Environmental Pollution occurred prior or after the Closing Date, then the sliding scale referred to above under 10.1 (b) shall apply.


            The Expert shall base his determination on a thorough investigation of the pollution, its circumstances and the safety and environmental protection standards applied by Vintron. The Buyer shall procure that Vintron will provide the Expert with all information which he deems necessary for his determination and grant access to Vintron's sites as may be required. If the Expert states that he cannot make a determination because Vintron has not complied with its obligations set forth above, then the Environmental Pollution shall be deemed to have occurred after the Closing Date.


      (f) DE MINIMIS THRESHOLD. The Seller shall only be liable for indemnification under this Section if, and solely to the extent that, the individual Environmental Liability exceeds DM 100,000 (Deutsche Mark one hundred thousand) and the aggregate Environmental Liability in each calendar year exceeds DM 500,000 (Deutsche Mark five hundred thousand).


      (g) INDEMNIFICATION CAPS. There is no special cap of indemnification under this Section 10.1. Instead the Total Seller Liability Amount as defined in Section 11.2 also applies to the indemnification under this Section 10.1.

      (h) NO DOUBLE RECOVERY. Section 9.7 shall apply mutatis mutandis, provided that in this respect, if any insurance coverage for Environmental Liabilities, if existing, should have been reduced after the Closing Date, such amounts shall be taken into account to the favour of the Seller, which would have been recovered under the insurance policies in force as of the Closing Date, unless such insurance coverage cannot be obtained by an insurance company, or only be obtained at conditions which are substantially unfavourable compared to the current conditions.


      (i) FURTHER CONDITIONS. The obligation of the Seller to indemnify Vintron or the Buyer, as the case may be, pursuant to this Section
            10.1 does not apply to the extent the Environmental Liabilities have, directly or indirectly, been caused or increased by the fact that either Vintron or the Buyer or any other person conducting the Business or other businesses at the respective sites after the Closing Date


            (i) has not complied with any applicable laws, regulations, orders, notices including applicable standards for security and environmental protection (provided that such non-compliance is not caused by a non-compliance by the Seller or Vintron prior to the Closing Date which could not be remedied by Vintron or the Buyer within reasonable time); or


            (ii) failed to mitigate damages pursuant to Section 254 German Civil Code; or


            (iii) changes the use of the sites, in particular non-temporarily
                  (exceeding a period of (6) six months) partly or completely ceases plant operations, or parts thereof, of the Business of Vintron; or


            (iv) has disclosed to any governmental authority ["Behoerde"]or any private unaffiliated third party (excluding advisors and agents of Vintron and/or the Buyer), directly or indirectly, environmental pollution, or taken any other exploratory or investigative measures, except where such disclosure or measure was required to be made by a final ["bestandskraeftig"] or immediately enforceable ["sofort vollziehbar"] administrative act ["Verwaltungsakt"] or unless such disclosure was required by law.


10.2 TAX INDEMNIFICATION. With regard to any taxes and ancillary taxes ["Steuern und steuerliche Nebenleistungen"] within the sense of Section 3 AO ["Abgabenord-nung"] and including social security contributions (the "TAXES") concerning the period prior to the Effective Date the Parties agree as follows:


      (a) TAX ASSESSMENTS. Concerning the period prior to the Effective Date the Parties shall co-operate with regard to any Taxes. The Buyer shall notify the Seller promptly about any order announcing a Tax or relevant other audit that may partially or fully extend any Taxes relating to Vintron for any taxable periods ["Veranlagungszeitraeume"] ending before the Effective Date (the "TAXABLE PERIOD"). Copies of such order shall promptly be forwarded to the Seller by registered mail ["Einschreiben mit Rueckschein"]. The Seller shall be fully authorised to participate in the negotiations with tax and other authorities concerning such Taxes regarding the Taxable Period. The Seller is entitled to lead such negotiations and the Buyer will keep the Seller closely informed about any audits or investigations of the relevant authorities in an appropriate manner. The Seller shall be authorised to appeal at its own cost in Vintron's name against any Tax or other assessment notice concerning the Taxable Period.


      (b) TAX INDEMNIFICATION. Upon receipt of the relevant Tax assessment notice by either the Buyer or Vintron, the Seller shall be liable for the payment of, and shall indemnify and hold harmless the Buyer or Vintron, as the case may be, from all Taxes assessed against Vintron by any tax authority for any business year within the Taxable Period which exceed reserves and provisions for Taxes for the specific business years as reflected in the financial statements of Vintron (the "SURPLUS TAXES"). The Buyer shall vice versa procure that Vintron shall compensate the Seller for all reduced Taxes ["Mindersteuern"] concerning the Taxable Period which fall short of the reserves and provisions for Taxes for the Taxable Period as reflected in the financial statements (the "Reduced Taxes").


      (c) DISPUTES. In the event of any disagreements or disputes arising in respect of, or in connection with, the determination of the Surplus Taxes or the Reduced Taxes, the Independent Auditor shall on request of either of the Parties determine the respective Surplus Taxes and/or Reduced Taxes in a binding manner. The costs incurred by the assignment of the Independent Auditor shall be borne by the Parties in proportion the determination being detrimental to the respective Party's interest.

10.3 VCM SUPPLY AGREEMENT. Seller guarantees that Vintron will be provided with sufficient VCM up to 155 kt from third parties or from Seller in order to satisfy its obligations under the VC-Liefervertrag as described in Section 3.1 a) (until 31 December 2001) by undertaking to compensate Vintron as follows: (i) In the event of a lack of supply, the Seller has to pay a penalty to Vintron (payable to Vinnolit) equal to the lost contribution margin of Vinnolit which is fixed between the parties at an amount of 450 DM/t VCM (in aggregate the "LOST CONTRIBUTION MARGINS"); and (ii) in the event that Vintron incurs losses resulting from the VCM procurement and consecutive sale pursuant to the VC-Liefervertrag at prices as determined pursuant to the VC-Liefervertrag described in
      Section 3.1 a) ( the "VCM LOSSES"), Seller shall compensate the VCM Losses up to a maximum amount of DM 450 DM/t VCM for each single purchase transaction, provided, however, that in each of the cases (i) and (ii) payments by Seller shall have to be made only to the extent the sum of the Lost Contribution Margins and the VCM Losses exceeds in aggregate DM 20.4 million as stated in the business plan. Buyer shall procure that Vintron sources VCM only after consultation with, and approval by, Seller or, at Seller's option, Celanese AG & Co. Procurement Olefin KG.


10.4 SHUT DOWN LIABILITIES. Seller submitted to Buyer documentation according to which Vintron as part of the contribution of the chlorine electrolysis products business Huerth-Knapsack to Vintron by Seller might have assumed indemnification obligations of Seller towards the mono chlorine acetic acid business currently controlled by Clariant GmbH in the event of a shut down of the chlorine-electrolysis plant in Huerth-Knapsack ("Celanese Obligation").


      Seller shall be liable for the payment of and shall indemnify and hold harmless the Buyer and Vintron for any and all liabilities, costs and expenses resulting from the assumption of the Celanese Obligations.


                                  SECTION 11
                          LIMITATION OF LIABILITIES


11.1 DE MINIMIS THRESHOLDS. No claim may be brought by the Buyer in regard to this Agreement unless (i) an individual claim exceeds DM 250,000 (Deutsche Mark two hundred fifty thousand) and (ii) the aggregate claims exceed DM 1,000,000 (Deutsche Mark one million) ("De minimis Thresholds"). In the event that the Buyer's claims exceed the De minimis Thresholds, only the amount of the claims actually exceeding the De minimis Thresholds may be recovered by the Buyer ["Freibetraege"]. The foregoing De minimis Threshold shall not apply to any claims regarding defects of ownership of the Shares pursuant to Section 7.3 and 7.4.


11.2 TOTAL CAP ON CLAIMS. The total liability the Seller may become subject to under this Agreement (for the avoidance of doubt including, but not limited to, any claims under Section 10.1) is limited to a total aggregate amount of DM 70,000,000 (Deutsche Mark seventy million) (the "TOTAL SELLER LIABILITY AMOUNT"). This shall neither apply to any defects of ownership of the Shares pursuant to Section 7.3 and 7.4, nor to the tax indemnification pursuant to Section 10.2. This shall also not apply to the indemnification obligations under Section 10.4 (Shut Down Liabilities).


                                  SECTION 12
                       SURVIVAL OF CLAIMS AND REMEDIES


12.1 EXPIRATION PERIOD. Except as otherwise provided for in this Agreement, all representations and warranties made in Section 7 shall terminate and expire ["verjaehren"] (18) eighteen months after the date hereof.


12.2 DEFECTS IN OWNERSHIP OF SHARES. Any claims brought in respect of representations and warranties regarding defects in the ownership of the Shares as set forth in Section 7.3 or 7.4 shall terminate and expire (5) five years after the date hereof.


12.3 ENVIRONMENTAL INDEMNIFICATION. Any claims of the Buyer brought in respect of the indemnification from Environmental Liabilities pursuant to Section 10.1 shall terminate and expire (6) six months after the Environmental Liabilities become due within the meaning of the last sentence of Section 10.1.a) and 10.1 b), respectively.


12.4 TAX INDEMNIFICATION. Any claims of the Buyer under Section 10.2 shall terminate and expire (6) six months after either the Buyer or Vintron, as the case may be, has received the final and binding tax assessment (including adjustment assessments) by the taxing authority.


12.5 INTERRUPTION. Upon receipt of written notice on a specific claim in writing by the Buyer vis-a-vis the Seller, which details the alleged basis for such claim shall mean that the limitation period shall be interrupted ["unterbrochen"] with respect to such claims, always provided that the Buyer takes legal action ["Klage erheben"] within (3) three months after such notification.

                                  SECTION 13


                          [intentionally left blank]


                                  SECTION 14
                           COVENANT NOT TO COMPETE


14.1 COVENANT NOT TO COMPETE. For a term of (2) two years after the date hereof, the Seller shall not, unless otherwise provided in Section 14.2 below, (i) engage in or carry out any new business activities which represent competition to the Business nor (ii) acquire a controlling interest of more than 50% in the equity or in the voting rights, neither directly nor indirectly, in entities which compete with the Business, in each case on the relevant product and geographic markets on which Vintron has been active at the date hereof.


14.2 EXEMPTIONS. The following activities are exempt from the restrictions set out in Section 14.1:


      (a) the existing business activities of the Seller as presently conducted;


      (b) acquiring an controlling interest in an entity, or any assets thereof, which is not in the first place and not mainly engaged in activities competing with the Business. To the extent legally possible, the Seller shall use its best efforts that in the event of a sale of the PVC part of the acquired business such PVC part of the acquired business shall be offered to the Buyer prior to an offer to third parties;


      (c) acquiring all or part of the assets of the chlorine chemicals business at the facilities in Frankfurt am Main-Hoechst, such business having been sold by Seller to LII Europe GmbH;


      (d) any captive use of the Seller, i.e. production which is not sold to third parties outside the group of affiliated enterprises.


                                  SECTION 15
                        FURTHER COVENANTS OF THE BUYER


RELEASE FROM COLLATERAL. The Buyer shall procure that the Seller and the Seller's Affiliates, as the case may be, are released from any collateral not exceeding DM

1,000,000 (Deutsche Mark one million), provided by them to the benefit of Vintron and shall, on the Seller's first demand, indemnify the Seller and the Affiliates, as the case may be, in respect of any and all claims resulting from such collateral.


                                  SECTION 16
                    CARTEL CLEARANCE, OTHER COVENANTS OF THE PARTIES


16.1 CO-OPERATION REGARDING CARTEL AUTHORITIES. The Parties agree to co-operate fully with a view to obtaining unconditional clearance by the German Federal Cartel Office and/or the European Commission, whichever is required for the consummation of the transactions contemplated hereby, without delay. The Buyer's counsel shall without undue delay, however, if possible, not later than (10) ten working days after the date hereof, prepare all files with regard to the application to the relevant cartel authorities, which shall be reviewed by the Seller. The charges of the respective cartel authorities are to be borne by the Buyer. The cost of the Seller's counsel are to be borne by the Seller and the cost of the Buyer's counsel are to be borne by the Buyer.


16.2 PARTIES' EFFORTS TO CLOSE. The Seller and the Buyer undertake to use all reasonable efforts to ensure fulfilment and compliance with all the conditions and obligations as set forth in this Agreement and procure any necessary official authorisations as may be required to consummate the transactions contemplated hereby as soon as practicable as of the date hereof so as to secure Closing and full completion of all the transactions contemplated hereby at the earliest date possible.


                                  SECTION 17
                              GENERAL PROVISIONS


17.1 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and in the German or the English language and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by telefax or by registered mail ["Einschreiben mit Rueckschein"] to the respective Parties at the following addresses:


      (a)   if to the Seller:


            Celanese Chemicals Europe GmbH
            c/o Celanese AG

            Frankfurter Str. 111
            61476 Kronberg
            Telecopy: +49/69 305 82731
            Attention: General Counsel Celanese AG


            with a copy to


            Hengeler Mueller Weitzel Wirtz
            Trinkausstrasse 7
            40213 Duesseldorf
            Telecopy: +49/211-132641
            Attention: Dr. Rainer Krause


      (b)   if to the Buyer:


            Vinnolit GmbH & Co. KG
            Carl-Zeiss-Ring 25
            85737 Ismaning
            Telecopy:  +49/89 69103-119
            Attention: Managing Director ["Geschaeftsfuehrer"]


            with copies to:


            Advent International Corporation
            75 State Street
            Boston, MA 02109
            USA
            Telecopy: +1/617951-0571
            Attention: Mrs. Janet Hennessy and Mr. Tom Lauer


            and to


            Baker & McKenzie Doeser Amereller Noack
            Bethmannstr. 50-54
            60311 Frankfurt am Main
            Telecopy: +49/6929908-108
            Attention: Dr. Joerg Kirchner and Mr. Christian Brodersen

      A change in the person or address of the aforementioned addressees shall become effective for the other Party only (1) one month after having been informed on such change by written notice.


17.2 PUBLIC ANNOUNCEMENTS. No Party to this Agreement shall make, or cause to be made, any press releases or public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without prior notification to, and consultation with, the other Party, and the Parties shall co-operate as to the timing and contents of any such announcement.


17.3 HEADINGS. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.


17.4 GERMAN TERMS. The terms set forth in this Agreement in German language shall take precedence over corresponding English terminology, if any, in interpreting the contents of the pertinent contractual provision and be interpreted in accordance with the meaning of that German term under German law and as would be customary in German language contracts.


17.5 COSTS. Except as otherwise specified in the Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with the Agreement and the transactions contemplated hereunder shall be paid by the Party incurring such costs and expenses. Any and all notary public fees and costs and expenses with regard to the execution and performance of the Agreement and the transactions contemplated hereunder shall be borne by the Buyer.


17.6 ENTIRE AGREEMENT. The Agreement together with any documents referred to herein or incidental to the Agreement by the parties constitutes the entire Agreement between the parties hereto and replaces and supersedes any agreements or arrangements made previously in regard to the subject matter hereof.


17.7 AMENDMENTS. Any amendments, authorisations or variations of the Agreement, including this Section 17.7, require written form (unless notarisation is required) in order to be valid and effective.


17.8 SEVERABILITY. If any term or other provision of the Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of the Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify the Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.


17.9 GOVERNING LAW. PLACE OF VENUE. The validity, performance and enforcement of the Agreement shall be governed by German law. Exclusive place of venue shall be Frankfurt am Main.


                                                      (continued on next page)

IN WITNESS THEREOF this Notarial Deed including the Schedules hereto with the exception of certain lists of items, titles, rights and obligations contained in Schedules 7.16 and 7.17, in respect of which the persons appearing waived the right to have them read aloud and which instead have been presented to the persons appearing, were acknowledged, approved and signed on each page by the persons appearing, has been read aloud to the persons appearing and was confirmed and approved by the persons appearing. The persons appearing then signed this Deed. All this was done at the day herebelow written in the presence of me, the Notary Public, who also signed this Deed and affixed my official Seal.


Basel, this 19th (nineteenth) and 20th (twentieth) day of May 2000 (two thousand)